Exhibit 99.1

CAPITALIZATION

	September 30, 2004

				Pro Forma
	Historical	Pro Forma		As Adjusted

	(Millions of dollars)
Cash	$137.3	$137.3		$137.3

Cash liabilities to untendered shareholders(a)	$—	$1,742.7		$1,742.7

Debt
Revolving credit facilities	$—	$300.0		$300.0	(b)
Bridge Loan credit facility	—	3,000.0		—
Term Loan	—	2,000.0		2,000.0
Commercial paper	507.6	401.3	(b)	424.9	(b)
Medium-term notes	264.4	269.9		269.9
Notes and debentures	5,657.8	5,768.6		8,762.8
Exchangeable Subordinated Debentures	19.2	23.8		23.8
Capitalized lease obligations	201.9	201.9		201.9
Other	20.8	20.8		20.8
Amounts due to CEI	12.6	12.6		12.6

Total debt	6,684.3	11,998.9		12,016.7
Shareholders’ Equity
Class A common stock, par value $1.00 per share	610.6	3.6		3.6
Class C common stock, par value $1.00 per share	27.6	0.3		0.3
Additional paid-in capital	4,934.8	8,492.2		8,492.2
Retained earnings	4,663.0	2,800.8		2,800.8
Class A common stock in treasury, at cost	(213.1)	—		—

Total shareholders’ equity	10,022.9	11,296.9		11,296.9

Total capitalization	$16,707.2	$23,295.8		$23,313.6

(a)	Represents 50.2 million shares not purchased as part of the tender offer that were converted into the right to receive $34.75 per share in cash, without interest, in the follow-on merger. Cox will pay for such shares as they are surrendered by holders following the merger.

(b)	Approximately $88.5 million was borrowed but not needed to fund the closing of the tender offer and the follow-on merger on December 8, 2004. Cox intends to use these amounts to repay other outstanding debt. For purposes of the pro forma column, Cox has assumed the repayment of a portion of commercial paper borrowings with all of the excess borrowings and, for purposes of the pro forma as adjusted column, Cox has assumed the same repayment of commercial paper borrowings followed by additional commercial paper borrowings of $23.6 million to fund (i) estimated fees and expenses associated with the private placement of senior notes and (ii) the difference between the aggregate principal amount of the privately-placed notes and the price of such notes to investors in order to repay the 18-month, $3.0 billion term loan entered into and drawn down to finance Cox’s joint tender offer.

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